Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-180977, 333-181320, 333-181738 and 333-213575) and Form S-8 (Nos. 333-135971, 333-152276, 333-177205 and 333-218715) of Pareteum Corporation and Subsidiaries of our report dated March 18, 2019 relating to our audit of the consolidated financial statements (which report expresses an unqualified opinion, which appears in this Annual Report on Form 10-K of Pareteum Corporation and Subsidiaries for the year ended December 31, 2018.

/s/ Squar Milner, LLP

Los Angeles, California
March 18, 2019